Exhibit 10.21

AMENDMENT NUMBER NINE
TO
TEXAS REGIONAL BANCSHARES, INC.
AMENDED AND RESTATED EMPLOYEE STOCK OWNERSHIP PLAN
(WITH 401(K) PROVISIONS)

Texas Regional Bancshares, Inc., a corporation organized and operating under the laws of the State of Texas, and registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the “Company”), together with the Trustees of the Texas Regional Bancshares, Inc. Amended and Restated Employee Stock Ownership Plan (with 401(k) Provisions) adopt the following amendments to the Plan effective as of January 1, 2004.

WHEREAS, the Company has established and maintains the Texas Regional Bancshares, Inc. Amended and Restated Employee Stock Ownership Plan (with 401(k) Provisions) (the “Plan”), which was most recently restated effective December 31, 2001; and

WHEREAS, it has come to the attention of the Directors that the definition of “Compensation” used for various purposes under the restated Plan should be revised in order to completely exclude certain stock-option-related compensation for all such purposes.

NOW THEREFORE, IT IS HEREBY AGREED THAT the Plan is hereby amended effective as of January 1, 2004, as follows:

1.                                      Plan Section 2.13, “Compensation,” is amended and restated in its entirety to read as follows:

2.13                           “Compensation” with respect to any Participant means, effective for Plan Years beginning on or after January 1, 2004, such Participant’s “415 Compensation” as defined for such years in Section 2.32.

Effective for Plan Years beginning after December 31, 2001 and prior to January 1, 2004, “Compensation” with respect to any Participant means the Participant’s wages as defined in Code Section 3401(a) and all other payments of compensation by the Employer (in the course of the Employer’s trade or business) for a Plan Year for which the Employer is required to furnish the Participant a written statement under Code Sections 6041(d), 6051(a)(3) and 6052.  Compensation must be determined without regard to any rules under Code Section 3401(a) that limit the remuneration included in wages based on the nature or location of the employment or the services performed (such as the exception for agricultural labor in Code Section 3401(a)(2)).

For purposes of this Section, the determination of Compensation shall be made by including amounts which are contributed by the Employer pursuant to a salary reduction agreement and which are not includible in the gross income of the Participant under Code Sections 125; 132(f)(4) for Plan Years beginning after December 31, 2000; 402(e)(3); 402(h)(1)(B); 403(b) or 457(b); and Employee contributions described in Code Section 414(h)(2) that are treated as Employer Contributions.

Except as provided in Section 5.1(b) for purposes of Employer Discretionary Matching Contributions, for a Participant’s initial year of participation, Compensation shall be recognized for the entire Plan Year.

Compensation in excess of $150,000 (or such other amount provided in the Code) shall be disregarded for all purposes other than for purposes of salary deferral elections pursuant to Section 5.2.  Such amount shall be adjusted for increases in the cost of living in accordance with Code Section 401(a)(17)(B), except that the dollar increase in effect on January 1 of any calendar year shall be effective for the Plan Year beginning with or within such calendar year.  For any short Plan Year the Compensation limit shall be an amount equal to the Compensation limit for the calendar year in which the Plan Year begins multiplied by the ratio obtained by dividing the number of full months in the short Plan Year by twelve (12).

For Plan Years beginning after December 31, 1996, for purposes of determining Compensation, the family member aggregation rules of Code Section 401(a)(17) and Code Section 414(q)(6) (as in effect prior to the Small Business Job Protection Act of 1996) are eliminated.

For purposes of this Section, if the Plan is a plan described in Code Section 413(c) or 414(f) (a plan maintained by more than one Employer), the limitation applies separately with respect to the Compensation of any Participant from each Employer maintaining the Plan.

2.                                      Plan Section 2.32, “415 Compensation,” is amended and restated in its entirety to read as follows:

2.32                           “415 Compensation” with respect to any Participant means, effective for “limitation years” beginning on or after January 1, 2004, such Participant’s earned income, wages, salaries, fees for professional service and other amounts received for personal services actually rendered in the course of employment with the Employer to the extent that the amounts are includible in gross income (including, but not limited to, commissions paid salespersons, compensation for services on the basis of a percentage of profits, commissions on insurance premiums, tips, bonuses, fringe benefits and reimbursements or other expense allowances under a nonaccountable plan as defined in Treas. Reg. §1.62-2(c)), and excluding the following:

(a)                                  Employer contributions to a plan of deferred compensation to the extent that the contributions are not included in gross income of the Participant for the taxable year in which contributed, or Employer contributions on behalf of a Participant to a simplified employee pension plan to the extent that such contributions are excludable from the Participant’s gross income, and any distributions from a plan of deferred compensation whether or not includible in the gross income of the Participant when distributed;

(b)                                 amounts realized from the exercise of a nonqualified stock option, or when restricted stock (or property) held by an Employee becomes freely transferable or is no longer subject to a substantial risk of forfeiture;

(c)                                  amounts realized from the sale, exchange or other disposition of stock acquired under a qualified stock option;

(d)                                 other amounts which receive special tax benefits, such as premiums for group term life insurance (but only to the extent that the premiums are not includible in the gross income of the Participant), or contributions made by the Employer (whether or not under a salary reduction agreement) toward the purchase of a Code Section 403(b) annuity contract (whether or not the contributions are excludable from the gross income of the Participant); and

(e)                                  any amount treated as an annual addition under Section 415 of the Code.

Effective for “limitation years” beginning after December 31, 2001 and prior to January 1, 2004, “415 Compensation” with respect to any Participant means such Participant’s wages as defined in Code Section 3401(a) and all other payments of compensation by the Employer (in the course of the Employer’s trade or business) for a Plan Year for which the Employer is required to furnish the Participant a written statement under Code Sections 6041(d), 6051(a)(3) and 6052.  “415 Compensation” must be determined without regard to any rules under Code Section 3401(a) that limit the remuneration included in wages based on the nature or location of the employment or the services performed (such as the exception for agricultural labor in Code Section 3401(a)(2)).

For “limitation years” beginning after December 31, 1997, for purposes of this Section, the determination of “415 Compensation” shall include any elective deferral (as defined in Code Section 402(g)(3)), and any amount which is contributed or deferred by the Employer at the election of the Participant and which is not includible in the gross income of the Participant by reason of Code Sections 125; 132(f)(4) for “limitation years” beginning after December 31, 2000; and 457.

3.                                      Plan Section 5.1(c), relating to allocation of the Employer Discretionary Optional Contribution, is amended and restated in its entirety to read as follows:

(c)                                  An Employer Discretionary Optional Contribution, which shall be determined in the sole discretion of the Board of Directors.  The interest of a Participant in the Employer Discretionary Optional Contributions allocated to his account will become nonforfeitable pursuant to the vesting schedule contained in Section 8.4(b).

IN WITNESS WHEREOF, this Amendment Number Nine to the Texas Regional Bancshares, Inc. Amended and Restated Employee Stock Ownership Plan (with 401(k) Provisions) has been executed this 9th day of March, 2004 to be effective as of the dates provided above.

Texas Regional Bancshares, Inc.

	By:	/s/ G.E. Roney
Glen E. Roney,
Chairman of the Board and Chief Executive Officer

AGREED TO AND ACCEPTED BY:

/s/ G.E. Roney
Glen E. Roney, Trustee

/s/ Morris Atlas
Morris Atlas, Trustee

/s/ Frank N. Boggus
Frank N. Boggus, Trustee